Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2018

SECOND QUARTER OPERATING RESULTS

LENEXA, Kansas (August 20, 2018) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the second quarter of 2018. An investor conference call is scheduled for 11:15 a.m. EDT today (see details below).

Highlights for Quarter Ended June 30, 2018

●	Revenues increased in second quarter 2018 to $3,563,550 compared to $2,471,500 in the first quarter 2018. Revenues for the second quarter also increased by $77,048 over revenues of $3,486,500 in same period of 2017. The primary reason for the revenue increases in second quarter versus the first 2018 is that we rectified the supply chain issues that had prevented us from shipping our revenue backlog during the March 31, 2018 quarter. Our in-car and body-worn systems continue to face increased competition as our competitors have released new products with advanced features. We have development projects to address this issue by introducing a new product platform specifically for in-car systems, which we expect to be in production by fourth quarter 2018. This new product platform will utilize advanced chipsets that will generate new and highly advanced products for our law enforcement and commercial customers. Our law enforcement revenues declined over the prior period due to price-cutting, willful infringement of our patents and other actions by our competitors and adverse marketplace effects related to the patent litigation. For example, one of our competitors introduced a body-camera including cloud storage free for one year that disrupted the market during 2017 and 2018 and has continued to pressure our revenues.

●	We are concentrating on expanding our recurring service revenue to help stabilize our revenues on a quarterly basis. Revenues from cloud storages have been increasing in recent quarters and reached approximately $181,000 in Q-2 2018, an increase of $89,000 (96%) over the comparable quarter in 2017. Additionally, revenues from extended warranties have also been increasing and were approximately $273,000 for the three months ended June 30, 2018, compared to $208,000 for the prior year period for an increase of $65,000 (31%). We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers, such as our NASCAR affiliation, which we believe will help expand the appeal of our products and service capabilities to new commercial markets.If successful, we believe that these new market channels could yield recurring service revenues in the future.

●	We have undertaken a program in recent quarters to substantially reduce selling, general and administrative (“SG&A”) expenses through headcount reductions and other SG&A cost reduction measures. Our Q-2 2018 and year to date June 30, 2018 operating results reflect significant reductions in overall SG&A expenses compared to previous quarters as a result of this program.

●

Litigation has resumed in our patent infringement case against Axon Enterprise, Inc. (formerly TASER International, Inc.) and the Court has issued a claim construction order (also called a Markman Order) in which it sided with us on all disputes and denied Axon’s attempts to limit the scope of the claims. Following the Markman Order, the Court set the remaining deadlines in the case. Fact discovery will now close on September 17, 2018 and the Final Pretrial Conference has been set for January 16, 2019. In addition, in our litigation against Enforcement Video, LLC d/b/a WatchGuard Video (“WatchGuard”), it had previously agreed to be bound by the results of Axon’s Inter Partes Review (IPR) with the U.S Patent and Trademark Office and, as such, is now statutorily barred from any further IPR challenges. Since the defeat of Axon’s ‘292 Patent IPR, the Court in the WatchGuard litigation has lifted the stay and set a schedule moving the case towards trial. Discovery will close on December 17, 2018, and the Final Pretrial Conference will take place on April 9, 2019.

●	On May 4, 2018, Axon announced that it had acquired 100% ownership of VieVu, LLC in a deal that includes cash, stock and a stock earn-out. On July 27, 2018, we and VieVu, LLC executed a termination of the supply and distribution agreement that provided for the return of all confidential information and the survival of certain provisions regarding non-disclosure of proprietary information. Effective July 27, 2018 VieVu, LLC discontinued all sales and marketing efforts involving our patented VuLink product

●	On July 5, 2018, we held our annual meeting of stockholders, who approved an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock from 25,000,000 to 50,000,000.

Our Board of Directors initiated a review of strategic alternatives to best position us for the future, including, but not limited to, monetizing our patent portfolio and related patent infringement litigation against Axon and WatchGuard, the sale of all or certain assets, properties or groups of properties or individual businesses or merger or combination with another company. We retained Roth Capital Partners to assist in this review and process. As part of this strategic effort, the Board of Directors approved the $6.875 million private placement of secured debt that closed on April 3 and May 11, 2018 to address our near-term liquidity needs by repaying debt and providing working capital. Further, on July 31, 2018, we entered into a Proceeds Investment Agreement (the “PIA agreement”) with Brickell Key Investments LP (“BKI”) to be used to repay our existing debt obligations and augment working capital. BKI has funded $500,000 and we granted it an option to provide us with up to an additional $9.5 million at its sole discretion. For additional information on the PIA agreement with BKI, please see our Form 10-Q for the period ended June 30, 2018.

Management Comments

“We were encouraged that our second quarter 2018 revenues increased over our recent quarters,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally Inc. “We are concentrating on expanding our recurring service-based revenue to help stabilize and grow our revenues on a quarterly basis. We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers, including our technology partner affiliation with NASCAR, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, we believe that these new market channels could yield recurring service revenues in 2018 and beyond.”

“We are also very pleased the Court sided with us on all disputes in the Markman Order with Axon and denied their attempts to limit the scope of the claims. We are excited the Court set the remaining deadlines in the both the Axon and WatchGuard cases and are eager to move forward in the trials.

Second Quarter Operating Results

For the three months ended June 30, 2018, our total revenue increased by 2% to approximately $3.6 million, compared with revenue of approximately $3.5 million for the three months June 30, 2017. Our gross margin increased 38% to $1,618,467 for the three months ended June 30, 2018, versus $1,173,216 in 2017.

Our gross margin increase is primarily the result of improvement in our cost of sales as a percentage of revenues which decreased to 55% during the three months ended June 30, 2018 from 66% for the three months ended June 30, 2017.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 17% to $3,055,776 in the three months ended June 30, 2018, versus $3,665,813 a year earlier. We are experiencing the benefits of our cost reduction strategy. We implemented significant reductions in research and development, selling, promotional, general administrative and legal expenses in 2018 compared to 2017. These reductions were accomplished primarily through headcount reductions as well as stringent cost containment measures that will continue in 2018. We had approximately 170 employees at June 30, 2017 compared to approximately 85 at June 30, 2018. The legal fees related to both the Axon and WatchGuard litigation are expected to ramp up later this year because both cases are proceeding to trial. We intend to pursue recovery from Axon, WatchGuard, their insurers and other responsible parties as appropriate.

We reported an operating loss of ($1,437,309) for the three months ended June 30, 2018, compared with an operating loss of ($2,492,597) in the previous year.

We reported a net loss of ($2,962,890), or ($0.42) per share, in the second quarter of 2018, compared with a prior-year net loss of ($2,326,523), or ($0.41) per share. No income tax provision or benefit was recorded in the second quarter of either 2018 or 2017.

We determined that it was appropriate to continue the full valuation allowance on net deferred tax assets as of June 30, 2018 primarily because of the current year operating losses.

Six-Month Operating Results

For the six months ended June 30, 2018, our total revenue decreased by 31% to approximately $6.0 million, compared with revenue of approximately $8.7 million for the six months ended June 30, 2016. Gross profit decreased 21% to $2,727,861 for the six months ended June 30, 2018, versus $3,450,065 in 2017.

Our gross margin decrease is primarily attributable to the 31% decrease in revenues for the six months ended June 30, 2018 compared to 2017 offset by cost of sales as a percentage of revenues decreasing to 55% from 60% for the same periods

Selling, General and Administrative (“SG&A”) expenses decreased approximately 21% to $6,138,486 in the six months ended June 30, 2018, versus $7,744,875 a year earlier.

We reported an operating loss of ($3,410,625) for the six months ended June 30, 2018, compared with an operating loss of ($4,294,810) in the previous year.

We reported a net loss of ($5,551,122), or ($0.78) per share, in the first half of 2017 compared with a prior-year net loss of ($4,359,478), or ($0.77) per share. No income tax provision or benefit was recorded in the first six months of either 2018 or 2017.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Monday, August 20, 2018, to discuss its operating results for the second quarter and first half of 2018, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 42893375 a few minutes before 11:15 a.m. EDT on Monday, August 20, 2018.

A replay of the conference call will be available two hours after its completion, from August 20, 2018 until 11:59 p.m. on October 20, 2018 by dialing 855-859-2056 and entering the conference ID # 42893375.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY.”

For additional news and information please visit www.digitalallyinc.com or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results; whether the Company will be able to resolve its liquidity and operational issues; whether any further financing or strategic or substantial transaction will result from the strategic review process of the Board of Directors, including additional funding from BKI; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in 2018 and beyond; whether the Company will be able to continue to expand into non-law enforcement markets; whether the Company has resolved its product quality and supply chain issues; whether there will be commercial markets, domestically and internationally, for one or more of the Company’s new products; the impact that VuLink may have on future revenues; whether the Company’s “auto-activation” technology is becoming a standard feature for agencies utilizing body-worn cameras; whether the Company will achieve positive outcomes in its litigation with various parties, including Axon and WatchGuard; whether the USPTO rulings will curtail, eliminate or otherwise have an effect on the actions of Axon and WatchGuard respecting the Company, its products and customers; the Company’s ability to deliver its newer product offerings as scheduled, and in particular the new product platform by fourth quarter of 2018, obtain the required components and products on a timely basis, and have them perform as planned; whether the new partnership with NASCAR will help expand the appeal for the Company’s products and services; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the USPTO will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2017 and quarterly report on Form 10-Q for the three and six months ended June 30, 2018, filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or
Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2018 AND DECEMBER 31, 2017

	(Unaudited)
	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$471,840	$54,712
Accounts receivable-trade, less allowance for doubtful accounts of $70,000 – 2018 and 2017	2,058,511	1,978,936
Accounts receivable-other	457,079	338,618
Inventories, net	7,844,806	8,750,713
Restricted cash	—	500,000
Prepaid expenses	189,967	209,163

Total current assets	11,022,203	11,832,142

Furniture, fixtures and equipment, net	449,213	638,169
Intangible assets, net	494,645	497,180
Income tax refund receivable	90,000	90,000
Other assets	169,987	115,043

Total assets	$12,226,048	$13,172,534

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,025,152	$3,193,269
Accrued expenses	1,097,312	1,240,429
Derivative liabilities	287,522	16,816
Capital lease obligation-current	—	8,492
Contract liabilities-current	1,541,915	1,409,683
Subordinated and secured notes payable	250,000	1,008,500
Secured convertible debentures, at fair value	5,354,803	3,262,807
Income taxes payable	3,756	10,141

Total current liabilities	11,560,460	10,150,137

Long-term liabilities:
Contract liabilities-long term	2,227,176	2,158,649

Total liabilities	13,787,636	12,308,786

Commitments and contingencies

Stockholder’s Equity (Deficit):
Common stock, $0.001 par value; 25,000,000 shares authorized; shares issued: 7,286,175 – 2018 and 7,037,799 – 2017	7,286	7,038
Additional paid in capital	67,977,829	64,923,735
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(67,389,477)	(61,909,799)

Total stockholders’ equity (deficit)	(1,561,588)	863,748

Total liabilities and stockholders’ equity (deficit)	$12,226,048	$13,172,534

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2018 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2018 AND 2017

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Revenue:
Product	$2,993,700	$3,056,810	$4,984,813	$7,742,170
Service and other	569,850	429,692	1,050,250	974,192
Total revenue	3,563,550	3,486,502	6,035,063	8,716,362

Cost of revenue:
Product	$1,831,615	$1,959,274	$3,080,360	$4,733,311
Service and other	113,468	354,012	226,842	532,986
Total cost of revenue	1,945,083	2,313,286	3,307,202	5,266,297

Gross profit	1,618,467	1,173,216	2,727,861	3,450,065
Selling, general and administrative expenses:
Research and development expense	333,760	846,460	773,880	1,664,351
Selling, advertising and promotional expense	712,008	952,312	1,386,413	1,987,834
Stock-based compensation expense	594,228	115,756	1,087,746	502,789
General and administrative expense	1,415,780	1,751,285	2,890,447	3,589,901
Total selling, general and administrative expenses	3,055,776	3,665,813	6,138,486	7,744,875
Operating loss	(1,437,309)	(2,492,597)	(3,410,625)	(4,294,810)

Interest income	684	3,797	2,300	8,858
Interest expense	(152,975)	(80,436)	(283,203)	(160,987)
Change in warrant derivative liabilities	(310,195)	13,114	(309,306)	13,719
Secured convertible debentures issuance expense	(220,312)	—	(220,312)	—
Loss on the extinguishment of secured convertible debentures	—	—	(500,000)	—
Change in fair value of secured convertible debentures	(842,783)	229,599	(829,976)	73,742
Loss before income tax expense	(2,962,890)	(2,326,523)	(5,551,122)	(4,359,478)
Income tax (expense) benefit	—	—	—	—
Net loss	$(2,962,890)	$(2,326,523)	$(5,551,122)	$(4,359,478)

Net loss per share information:
Basic	$(0.42)	$(0.41)	$(0.78)	$(0.77)
Diluted	$(0.42)	$(0.41)	$(0.78)	$(0.77)

Weighted average shares outstanding:
Basic	7,129,260	5,679,731	7,153,219	5,654,755
Diluted	7,129,260	5,679,731	7,153,219	5,654,755

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2018 FILED WITH THE SEC)